Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
SatCon Technology Corporation®
Gary Brandt
VP, Corporate Development
617-897-2407

SATCON STREAMLINES OPERATIONS TO FOCUS INVESTMENT SPENDING
ON RAPIDLY GROWING RENEWABLE ENERGY BUSINESS

Record Backlog Exceeds $33 Million

Boston, MA — September 20, 2006 — SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of power electronics and motors for the alternative energy markets, today announced that it will be closing its manufacturing facility in Worcester, Massachusetts prior to December 31, 2006, and streamlining operations to focus spending on the rapidly growing renewable energy business.

Orders on hand are at an all-time high of over $33 million, including more than $16 million from Stationary Power Systems, our subsidiary focused on renewable energy products.  While total orders on hand are up over 50 percent compared with this same time a year ago, the orders on hand for Stationary Power Systems are up approximately 165 percent, compared with $6 million a year ago, and is indicative of the success we are having in our renewable energy product lines.

In order to ensure that the Company will be able to respond effectively to these rapidly emerging market opportunities, steps are being taken to curtail activities in non-strategic product lines and direct working capital towards growth markets like photovoltaic inverters.

“Our record level of orders on hand gives me confidence that we are on track to transform this company into a high growth renewable energy company.  We believe that the steps we are taking to consolidate facilities and align our organization with our product and market initiatives will ultimately drive the business towards sustainability,” said David Eisenhaure, Chairman and Chief Executive Officer. “We are taking the opportunity to do more work in fewer square feet of manufacturing space by reducing our facilities’ space by approximately one third and yet continue to grow our revenues in our strategic product areas.  The combination of reducing costs, identifying non-strategic initiatives and focusing on high growth market opportunities is expected to drive significant productivity gains and result in improved financial performance.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.  SATC-G

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.